Exhibit (11)

                                           AMERICOLD CORPORATION

                                        STATEMENT RE COMPUTATION OF
                                            PER SHARE EARNINGS

                              (In thousands, except share and per share data)


                                               Three months   Three months    Nine months    Nine months
                                                  ended         ended           ended          ended
                                               last day of    last day of     last day of    last day of
                                               November 1996  November 1997   November 1996  November 1997
                                               -------------  -------------   -------------  -------------
                                               (Unaudited)     (Unaudited)      (Unaudited)  (Unaudited)


Net income (loss)                               $    154     $   (5,690)     $ (4,855)     $ (8,479)

Less:  total accrued preferred dividend

  (52,936 shares x 13.00% x 3/12 yr)                (172)             -             -             -
  (46,797 shares x 12.50% x 2/12 yr)                   -            (98)            -             -
  (52,936 shares x 13.50% x 4/12 yr)                   -              -          (238)            -
  (52,936 shares x 13.00% x 5/12 yr)                   -              -          (287)            -
  (52,936 shares x 13.00% x 4/12 yr)                   -              -             -          (230)
  (52,936 shares x 12.50% x 2/12 yr)                   -              -             -          (111)
  (46,797 shares x 12.50% x 2/12 yr)                   -              -             -           (98)
                                                  ------         ------         ------        ------

Net loss for per share calculation              $    (18)    $   (5,788)   $   (5,380)   $   (8,918)
                                                =========    ===========   ===========   ===========

Weighted average number of shares
  outstanding                                        981          1,000           980           995
                                                ========     ==========   ===========    ============


Net loss per share                              $ (18.35)    $(5,788.00)   $(5,489.80)   $(8,962.81)
                                                =========    ===========   ===========   ===========

